Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 13, 2008

    Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114	77-0313235
(Commission File Number)	(IRS Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.  UNREGISTERED SALES OF EQUITY SECURITIES

On November 13, 2008, the Company completed a private placement (the “Placement”) of 160,000 Units at the price of $31.50 per Unit for proceeds of $5,040,000.  As the Company has no payment obligation on its credit facility before 2011, the proceeds of the Placement, when used together with the cash resources on hand, will allow the Company to continue to fund its development activities at optimum levels.

Each Unit consists of three (3) shares of the Company’s common stock and two (2) common stock purchase warrants.

The first Warrant entitles the holder to purchase, commencing 90 days from the date of issuance, one (1) share of Common Stock at an exercise price of $12.50 per share.  This Warrant has a term of one (1) year, but is callable by the Company commencing six months following completion of this Offering if the closing market price of the Company's Common Stock exceeds $18.75 for 10 consecutive trading days.

The second Warrant entitles the holder to purchase, commencing 90 days from the date of issuance, one (1) share of Common Stock at an exercise price of $12.50 per share.  This Warrant has a term of three (3) years and is not callable by the Company.

Upon the issuance of the 480,000 shares immediately issuable in the placement, the Company will have a total of 12,438,210 shares of common stock outstanding.

The issuance of securities in the Placement was not registered under the Securities Act of 1933, as amended (the "Securities Act"), but was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act as the transactions did not involve public offerings, the number of investors was limited, the investors were provided with information about us, and the Company placed restrictions on the resale of the securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By:	/s/ O’Donnell Iselin II
O'Donnell Iselin II
Chief Financial Officer

Dated:  November 13, 2008